Exhibit 99.1

Contact:	Vanessa Craigie Corporate Communications (617) 342-6015
Steve Delahunt Investor Relations (617) 342-6255

CABOT CORPORATION ELECTS NEW MEMBER TO THE BOARD OF DIRECTORS

BOSTON, September 11, 2017 — Cabot Corporation (NYSE: CBT) announced today that Michael M. Morrow has been elected to Cabot’s Board of Directors, effective September 8, 2017. He was also appointed a member of the Audit Committee and the Safety, Health and Environmental Affairs Committee of the Board of Directors.

Mr. Morrow recently retired from PricewaterhouseCoopers (PwC) after a nearly 40-year career during which he served a wide range of clients as both an audit and overall relationship partner. Over the years, Mr. Morrow held a number of leadership positions and governance roles, serving as Lead Director of PwC’s U.S. Board of Partners and as a member of PwC’s Global Board of Partners. In addition, he served on the boards of the business schools at Wake Forest University and the University of Rhode Island.

John F. O’Brien, Non-Executive Chairman of Cabot’s Board of Directors said, “We are very pleased to welcome Mike to the Board of Directors. Mike’s financial and accounting expertise, his significant experience advising manufacturing, technology and consumer products companies with global operations, and his strategic business focus will be valuable to the Board of Directors and the Cabot management team.”

“I am honored and excited to join the Cabot Board of Directors and work with this exceptional team,” said Mr. Morrow. “I believe that Cabot’s long history of leadership and innovation make it well positioned to help solve a variety of global challenges. I look forward to using my expertise to continue to advance the company as a global leader in the chemical industry.”

ABOUT CABOT CORPORATION
Cabot Corporation (NYSE: CBT) is a global specialty chemicals and performance materials company, headquartered in Boston, Massachusetts. The company is a leading provider of rubber and specialty carbons, activated carbon, inkjet colorants, cesium formate drilling fluids, masterbatches and conductive compounds, fumed silica, and aerogel. For more information on Cabot, please visit the company’s website at: http://www.cabotcorp.com.